                                 EXHIBIT 1.A.5


      Specimen Flexible Premium Variable Life Insurance Poicy, Form TL99
                              (including Riders)

                    UNITED INVESTORS LIFE INSURANCE COMPANY
                           A Missouri Stock Company
________________________________________________________________________________

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            Adjustable Death Benefit
      Death Benefit payable at Insured's death prior to the Maturity Date.
     Premium payments are flexible, subject to the limits described herein.
         Policy Value, less Loan Balance, payable on the Maturity Date.
          This Policy is Nonparticipating. Dividends are not payable.
________________________________________________________________________________

WE WILL PAY the proceeds of this Policy to:

1.  you if the Insured is living on the Maturity Date; or
2. the Beneficiary when we receive due proof satisfactory to us that the Insured died while this Policy was in force; and

WE WILL PROVIDE the other rights and benefits of this Policy.

Payment of any benefits and all other rights are subject to the terms of this Policy. This Policy is issued in consideration of the application and payment of the Initial Premium.

"FREE LOOK" PERIOD - You may cancel this Policy by returning it by the later of:
(a) the 20th day after you receive it; or (b) the 45th day after the application is signed. You may return it to us or to the agent who sold it to you. When we receive the Policy, we will cancel it and refund any premiums that were paid.
It will then be void from the beginning.

DEATH BENEFIT - THE AMOUNT AND THE DURATION OF THE DEATH BENEFIT MAY VARY AS DESCRIBED IN SECTIONS 6 AND 7 OF THE POLICY. ADDITIONAL PREMIUM PAYMENTS MAY BE REQUIRED TO KEEP THIS POLICY IN FORCE.

POLICY VALUE - The Policy Value of this Policy prior to maturity is equal to the Variable Account Value plus the Fixed Account Value. THE VARIABLE ACCOUNT VALUE OF THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS SELECTED AS DESCRIBED IN SECTIONS 12 AND 13 OF THE POLICY. THE VARIABLE ACCOUNT VALUE IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.



          Secretary                                                                President
------------------------------------------------------------------------------------------------------
                              THIS POLICY IS A LEGAL CONTRACT
                  BETWEEN YOU AND UNITED INVESTORS LIFE INSURANCE COMPANY
                                READ YOUR POLICY CAREFULLY

INSURED:          JOHN DOE                                                 POLICY NUMBER:      U000001

POLICY DATE:      JAN 01, 2000                                             ISSUE AGE AND SEX:  35 MALE

MATURITY DATE:    JAN 01, 2065                                             INITIAL BASE FACE
                                                                           AMOUNT:             100,000

                    GUIDE TO POLICY PROVISIONS
-----------------------------------------------------------------
PROVISIONS                                               SECTION

   Additional Premiums....................................  7
   Age and Sex............................................  2
   Amount of Insurance....................................  2
   Amount of Proceeds.....................................  5
   Assignment.............................................  3
   Automatic Continuation of Benefits..................... 19
   Beneficiary............................................  3
   Cash Surrender Value................................... 15
   Change of Beneficiary..................................  3
   Charges and Deductions.................................  8
   Death Benefit..........................................  6
   Definitions............................................  1
   Delay or Suspension of Payments........................ 18
   Errors in Age or Sex...................................  4
   Fixed Account.......................................... 10
   Fixed Account Value.................................... 11
   Incontestability.......................................  4
   Initial Premium........................................  2
   Loans.................................................. 17
   Payment of Proceeds.................................... 21
   Policy Date............................................  2
   Policy Exchange Option................................. 20
   Policy Value...........................................  9
   Premium Provisions.....................................  7
   Subaccounts............................................ 13
   Suicide................................................  4
   Transfers.............................................. 14
   Variable Account Value................................. 12
   Withdrawals............................................ 16

                                1.  DEFINITIONS
_______________________________________________________________________________

Adjustable Term Insurance Rider - This Rider is available to add death benefit coverage to your Policy. The initial amount of this Rider, if any, is shown under Policy Data. The amount of the Rider will vary as necessary to keep the sum of the Rider amount and the Base Death Benefit equal to the Target Face Amount, when the Base Death Benefit varies due to Internal Revenue Code requirements.

Age - The Insured's age on the birthday nearest the Policy Date, increased by the number of Policy Years elapsed since the Policy Date.

Base Death Benefit - The Base Face Amount shown in the Policy Data, adjusted for the Death Benefit Option chosen, Internal Revenue Code requirements and any subsequent increases or decreases we approve.

Beneficiary - The person to whom the Death Benefit is paid.

Cash Surrender Value - The Policy Value less any Surrender Charges.

Death Benefit - The amount to be paid to the Beneficiary upon death of the Insured. The Death Benefit equals the Base Death Benefit plus any additional life insurance proceeds provided by the Adjustable Term Insurance Rider and any other Riders payable upon the death of the Insured.

Fixed Account - Part of the General Account of United Investors Life Insurance Company to which you may allocate all or a portion of your Premiums or Policy Values, and which provides guarantees of principal and interest.

General Account - The General Account consists of all assets of United Investors Life Insurance Company other than those in any separate account.

Gross Withdrawal - A Withdrawal plus any applicable Withdrawal Transaction Charge and any applicable Surrender Charge.

In Force - The Insured's life remains insured under the terms of this Policy.

Insured - The person whose life is insured by this Policy.

Loan Balance - All existing loans on this Policy plus Policy loan interest which has been either accrued or been added to the Policy loan.

Maturity Date - The date on which proceeds, as defined herein, are payable if the Insured is living. The Maturity Date is shown under Policy Data. This date is the Policy Anniversary nearest the Insured's 100th birthday.

Monthly Processing Date - The same day in each month as the Policy Date. If the Monthly Processing Date falls on a date other than a Valuation Date, the Monthly Processing Date will occur on the next Valuation Date.

Net Premium - The Premium received less the sales and tax charges shown in the Policy Data.

Net Amount at Risk - The excess of the Death Benefit over the Policy Value on the Monthly Processing Date before the cost of insurance is deducted.

Net Cash Surrender Value - The Cash Surrender Value minus any Loan Balance.

No-Lapse Guarantee - Our guarantee to keep the Policy in force during the first three Policy Years, regardless of the sufficiency of the Net Cash Surrender Value, as long as the total Premiums paid, less Gross Withdrawals and any Loan Balance, is at least equal to the cumulative amount of No-Lapse Monthly Premiums for the number of Policy Months the Policy has been in force.

No-Lapse Monthly Premium - The minimum Premium shown under Policy Data, which is required to maintain the No-Lapse Guarantee. It is calculated at issue based on the Age, Sex and Risk Class of the Insured, the initial Base Face Amount, and any additional benefits provided by Riders. The No-Lapse Monthly Premium will change if the Base Face Amount or Rider benefits change.

Policy Anniversary - The same day and month as the Policy Date each year the Policy remains in force. If the Policy Anniversary falls on a date other than a Valuation Date, the Policy Anniversary will occur on the next Valuation Date.

Policy Date - The date from which Policy Anniversaries and Policy Years are determined. Your Policy Date is shown under Policy Data.

Policy Month - The first Policy Month starts on the Policy Date. Subsequent Policy Months start on the Monthly Processing Date.

Policy Value -The Policy Value is equal to the Fixed Account Value plus the Variable Account Value.

Portfolio - A division of an underlying mutual fund in which assets of a corresponding Subaccount are invested.

Subaccounts - The Subaccounts named under Policy Data. Each is a subdivision of the Variable Account, the assets of which are invested in a corresponding Portfolio.

Target Premium - The Premium amount we use to calculate the sales load charge and the Sales Surrender Charge. A Target Premium is determined for the initial Base Face Amount on the Policy Date, and an additional Target Premium is determined for each increase in Base Face Amount based on the Insured's Age, Sex and Risk Class. The Target Premium is not based on the amount you plan to pay. It may be more or less than the No-Lapse Monthly Premium depending on any additional benefits that have been added to the Policy.

Target Face Amount - The sum of the Base Face Amount and the initial amount of the Adjustable Term Insurance Rider, which are shown under Policy Data. The Target Face Amount will change when we approve a request for any change to the Base Face Amount or the Adjustable Term Insurance Rider Amount.

Valuation Date - Each day that the New York Stock Exchange is open for trading, except for local or regional holidays declared by United Investors Life Insurance Company.

Valuation Period - The interval of time between a Valuation Date and the next Valuation Date. It is measured from the closing of the New York Stock Exchange.

Variable Account - A separate account maintained by us. The Variable Account available as of the Policy Date is shown in the Policy Data.

We, our, us, United Investors and the Company - United Investors Life Insurance Company.

Written Request - A request in writing in a form satisfactory to us signed by you and received at our Customer Service Center.

You, your - The Owner of this Policy. The Owner may be someone other than the Insured. The Owner is shown in the application unless the Owner has been changed as provided in this Policy.

                                2.  POLICY DATA
________________________________________________________________________________

POLICY NUMBER:    V000010001    POLICY DATE:        JAN 01, 2000

INSURED:          JOHN DOE      ISSUE AGE AND SEX:  35 MALE

OWNER:            JOHN DOE      RISK CLASS:         STD. NONTOBACCO

MATURITY DATE:    JAN 01, 2065  RISK FACTOR:        1.00

Due to the variable nature of this Flexible Premium Variable Life Policy, it is possible that this Policy will terminate before the Maturity Date (See Termination and Grace Period in Section 7).

________________________________________________________________________________


INITIAL PREMIUM:                $       100.00

NO-LAPSE MONTHLY PREMIUM:       $        50.00

TARGET PREMIUM:                 $     1,200.00

PLANNED PERIODIC PREMIUM:       $       100.00      MODE:  MONTHLY BANK DRAFT

________________________________________________________________________________


INITIAL BASE FACE AMOUNT:       $      100,000

INITIAL ADJUSTABLE TERM
INSURANCE RIDER AMOUNT:         $       50,000

TARGET FACE AMOUNT:             $      150,000

MINIMUM BASE FACE AMOUNT:       $       50,000

MINIMUM FACE AMOUNT CHANGE:     $       10,000

DEATH BENEFIT OPTION:           A (LEVEL FACE AMOUNT)

________________________________________________________________________________


                                  POLICY LOANS

MAXIMUM LOAN AMOUNT:                   90% OF CASH SURRENDER VALUE

LOAN INTEREST RATE CHARGED:            4.75%

MINIMUM INTEREST RATE CREDITED
ON LOANED AMOUNTS:                     4.00%

CURRENT ADDITIONAL INTEREST RATE
CREDITED ON PREFERRED LOAN AMOUNTS:    0.75%

________________________________________________________________________________


          VARIABLE ACCOUNT:  TITANIUM UNIVERSAL LIFE VARIABLE ACCOUNT


________________________________________________________________________________

                                  SUBACCOUNTS

EACH MUTUAL FUND PORTFOLIO REPRESENTS A SEPARATE SUBACCOUNT OF THE VARIABLE ACCOUNT. ASSETS OF EACH SUBACCOUNT ARE INVESTED IN A CORRESPONDING MUTUAL FUND PORTFOLIO.
                                                       INITIAL
                                                       PREMIUM
PORTFOLIO                                             ALLOCATION
AIM V.I. Capital Appreciation Fund                        0%
AIM V.I. Growth Fund                                     10%
AIM V.I. Growth and Income Fund                           0%
AIM V.I. International Equity Fund                        0%
AIM V.I. Value Fund                                       0%
Alger American Growth Portfolio                           0%
Alger American Income & Growth Portfolio                  0%
Alger American Leveraged AllCap Portfolio                 0%
Alger American MidCap Growth Portfolio                    0%
Alger American Small Capitalization Portfolio            10%
BT Insurance Funds Trust EAFE(R) Equity Index Fund       10%
BT Insurance Funds Trust Small Cap Index Fund             0%
Dreyfus VIF - Capital Appreciation Portfolio             10%
Dreyfus VIF - Money Market Portfolio                      0%
Dreyfus VIF - Quality Bond Portfolio                      0%
The Dreyfus Socially Responsible Growth Fund, Inc.        0%
Evergreen VA Equity Index Fund                           10%
Evergreen VA Foundation Fund                              0%
Evergreen VA Global Leaders Fund                          0%
Evergreen VA Small Cap Value Fund                         0%
INVESCO VIF - Equity Income Fund                          0%
INVESCO VIF - Technology Fund                            10%
INVESCO VIF - Utilities Fund                              0%
MFS(R) Emerging Growth Series                             0%
MFS(R) Growth with Income Series                         10%
MFS(R) Research Series                                    0%
MFS(R) Total Return Series                                0%
Strong Discovery Fund II                                 10%
Strong Mid Cap Growth Fund II                             0%
Strong Opportunity Fund II                                0%
Templeton Asset Allocation Fund                           0%
Templeton International Fund                             10%

FIXED ACCOUNT                                            10%


FIXED ACCOUNT GUARANTEED INTEREST RATE:       3.50% for all Policy Years

                                EXPENSE CHARGES

PERCENTAGE OF PREMIUM EXPENSE CHARGES

  PREMIUM TAX                                    2.5% of each Premium
  FEDERAL TAX ON DEFERRED ACQUISITION COSTS      1.5% of each Premium
  GUARANTEED MAXIMUM SALES LOAD                  4.0% of each Premium, until
                                                 Premiums paid equal 10 Target
                                                 Premiums

MONTHLY ADMINISTRATIVE EXPENSE CHARGES

  MAXIMUM:
  ISSUE EXPENSE CHARGE (1ST POLICY YEAR ONLY)   $20 per month for 1st 12 months
  MONTHLY POLICY CHARGE (ALL POLICY YEARS)          $10 per month in every month

  CURRENT:
  ISSUE EXPENSE CHARGE (1ST POLICY YEAR ONLY)   $20 per month for 1st 12 months
  MONTHLY POLICY CHARGE(ALL POLICY YEARS)           $ 6 per month in every month

CHARGE TO VARIABLE ACCOUNTS

  MORTALITY AND EXPENSE RISK CHARGE (charged daily on the net assets of each subaccount)
  POLICY YEARS 1-10                 .002055% daily (equivalent to .75% per year)

  POLICY YEARS 11-20                .001370% daily (equivalent to .50% per year)

  POLICY YEARS 21 & LATER           .000685% daily (equivalent to .25% per year)

GUARANTEED MAXIMUM POLICYHOLDER TRANSACTION CHARGES

  WITHDRAWALS                            Lesser of $25 or 2% of
                                         Withdrawal Amount for each withdrawal
                                         after 1st in a Policy Year

  TRANSFERS BETWEEN SUBACCOUNTS
  AND/OR FIXED ACCOUNT                   $25 each after 12th in a Policy Year

  POLICY ILLUSTRATIONS                   $25 each after 1st in a Policy Year

GUARANTEED MAXIMUM SURRENDER CHARGES

       ADMINISTRATIVE SURRENDER CHARGE PER $1,000 OF BASE FACE AMOUNT

        POLICY YEAR                                AMOUNT OF CHARGE
            1-9                                            $4.00
            10                                             $3.33
            11                                             $2.67
            12                                             $2.00
            13                                             $1.33
            14                                             $0.67
            15 and later                                   $0.00

       PERCENTAGE OF PREMIUM SALES SURRENDER CHARGES
        POLICY YEAR            AMOUNT OF CHARGE
            1-2 26% of Premium Paid up to one Target Premium, plus 6% of Premium Paid above one Target up to two Target
                      Premiums, plus
                     5% of Premium Paid above two Target Premiums

            3-9 46% of Premium Paid up to one Target Premium, plus 44% of Premium Paid above one Target up to two Target
                      Premiums

     The Sales Surrender Charge at the end of Policy Year 9 (SC9) will be reduced to 0 by applying the following percentages in Policy Years 10 to 15:

           10           SC9 x 83 1/3%
           11           SC9 x 66 2/3%
           12           SC9 x 50%
           13           SC9 x 33 1/3%
           14           SC9 x 16 2/3%
           15and later  0

  Increases in the Base Face Amount will increase the Maximum Administrative and Sales Surrender Charges during the fourteen years following the effective date of the increase. We will produce additional data pages showing the Target Premium for the increase. Premiums paid after the effective date of the increase will be allocated in proportion to the Target Premium for each portion of the Base Face Amount.

         GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

                 MALE                            FEMALE
ATTAINED      PREFERRED &        MALE          PREFERRED &        FEMALE
  AGE         NON-TOBACCO       TOBACCO        NON-TOBACCO       TOBACCO

   0             0.34900                         0.24115
   1             0.08921                         0.07253
   2             0.08254                         0.06753
   3             0.08170                         0.06586
   4             0.07920                         0.06419
   5             0.07503                         0.06336
   6             0.07169                         0.06085
   7             0.06669                         0.06002
   8             0.06336                         0.05835
   9             0.06169                         0.05752
   10            0.06085                         0.05668
   11            0.06419                         0.05752
   12            0.07086                         0.06002
   13            0.08254                         0.06252
   14            0.09588                         0.06669
   15            0.10756       0.13760           0.07003       0.07837
   16            0.11924       0.15597           0.07336       0.08254
   17            0.12842       0.17099           0.07670       0.08671
   18            0.13343       0.18018           0.07920       0.09088
   19            0.13844       0.18853           0.08170       0.09422
   20            0.14011       0.19270           0.08421       0.09672
   21            0.13927       0.19437           0.08504       0.09839
   22            0.13677       0.19187           0.08671       0.10089
   23            0.13427       0.18853           0.08754       0.10256
   24            0.13093       0.18435           0.09004       0.10589
   25            0.12675       0.17851           0.09088       0.10756
   26            0.12342       0.17350           0.09338       0.11174
   27            0.12175       0.17183           0.09505       0.11507
   28            0.12008       0.17016           0.09755       0.11841
   29            0.12008       0.17183           0.10006       0.12342
   30            0.12008       0.17517           0.10339       0.12926
   31            0.12258       0.18101           0.10589       0.13427
   32            0.12509       0.18686           0.10923       0.14011
   33            0.12926       0.19604           0.11257       0.14595
   34            0.13427       0.20690           0.11841       0.15513
   35            0.14094       0.21943           0.12258       0.16181
   36            0.14762       0.23447           0.13009       0.17433
   37            0.15680       0.25369           0.13927       0.19020
   38            0.16682       0.27542           0.14929       0.20774
   39            0.17851       0.30050           0.16098       0.22779
   40            0.19103       0.32893           0.17350       0.25034
   41            0.20607       0.36239           0.18853       0.27792
   42            0.22110       0.39670           0.20356       0.30384
   43            0.23865       0.43604           0.21860       0.33060
   44            0.25619       0.47708           0.23363       0.35737
   45            0.27709       0.52401           0.24951       0.38498
   46            0.29966       0.57096           0.26622       0.41344
   47            0.32391       0.62212           0.28461       0.44358
   48            0.34984       0.67584           0.30468       0.47457
   49            0.37912       0.73631           0.32558       0.50808

WE GUARANTEE THAT THE COST OF INSURANCE RATES WE CHARGE WILL NOT EXCEED THE ABOVE RATES, EXCEPT THAT FOR A RATED RISK CLASS, THE RATES WILL NOT EXCEED THE RISK FACTOR TIMES THE ABOVE RATES AND/OR A FLAT ADDITION TO THE ABOVE RATES. THE MONTHLY COST OF INSURANCE CHARGE AND COST OF INSURANCE RATES ARE DESCRIBED IN SECTION 8 OF THE POLICY.

                  MALE                  FEMALE
ATTAINED       PREFERRED &   MALE     PREFERRED &  FEMALE
  AGE          NON-TOBACCO  TOBACCO   NON-TOBACCO  TOBACCO

   50            0.41009   0.80018      0.34984   0.54664
   51            0.44693   0.87419      0.37578   0.58521
   52            0.48965   0.95668      0.40507   0.62884
   53            0.53742   1.05105      0.43939   0.68004
   54            0.59276   1.15734      0.47457   0.73211
   55            0.65401   1.27051      0.51227   0.78673
   56            0.72203   1.39312      0.55083   0.84138
   57            0.79429   1.52015      0.58941   0.89354
   58            0.87251   1.65583      0.62632   0.94237
   59            0.96090   1.79682      0.66577   0.99290
   60            1.05949   1.95335      0.71195   1.04853
   61            1.16916   2.12977      0.76656   1.12021
   62            1.29417   2.32876      0.83550   1.20715
   63            1.43714   2.55476      0.92216   1.32461
   64            1.59899   2.80452      1.02492   1.45577
   65            1.77812   3.07567      1.13624   1.60323
   66            1.97123   3.35886      1.25614   1.74923
   67            2.18097   3.65683      1.37789   1.90143
   68            2.40660   3.96448      1.50066   2.03939
   69            2.65338   4.29327      1.63207   2.19463
   70            2.93268   4.65747      1.78407   2.35955
   71            3.24997   5.06279      1.96612   2.57362
   72            3.61779   5.52571      2.19207   2.83977
   73            4.04199   6.04980      2.46823   3.16536
   74            4.52073   6.62444      2.79421   3.54671
   75            5.03724   7.26414      3.16450   3.97231
   76            5.59039   7.92842      3.57271   4.43318
   77            6.17549   8.60587      4.01324   4.91927
   78            6.78686   9.28569      4.48657   5.42834
   79            7.44038   9.98835      5.00641   5.97677
   80            8.16249  10.74534      5.59571   6.58859
   81            8.97320  11.57692      6.27546   7.28491
   82            9.89813  12.50906      7.06752   8.08683
   83           10.95204  13.55162      7.98847   9.00541
   84           12.11846  14.66820      9.02014  10.09637
   85           13.37460  15.82369     10.16441  11.19977
   86           14.69860  16.98122     11.40375  12.46983
   87           16.08129  18.12337     12.74961  13.71056
   88           17.49682  19.38671     14.19103  15.13413
   89           18.96601  20.65144     15.75519  16.50860
   90           20.51212  21.93652     17.44624  18.11827
   91           22.16549  23.26852     19.30510  19.86655
   92           23.98724  24.70635     21.39679  21.81429
   93           26.06643  26.58833     23.84043  24.07436
   94           28.78427  29.07200     26.92636  26.92636
   95           32.81758  32.81758     31.31011  31.31011
   96           39.64294  39.64294     38.50479  38.50479
   97           53.06605  53.06605     52.27571  52.27571
   98           83.33333  83.33333     83.33333  83.33333
   99           83.33333  83.33333     83.33333  83.33333

WE GUARANTEE THAT THE COST OF INSURANCE RATES WE CHARGE WILL NOT EXCEED THE ABOVE RATES, EXCEPT THAT FOR A RATED RISK CLASS, THE RATES WILL NOT EXCEED THE RISK FACTOR TIMES THE ABOVE RATES AND/OR A FLAT ADDITION TO THE ABOVE RATES. THE MONTHLY COST OF INSURANCE CHARGE AND COST OF INSURANCE RATES ARE DESCRIBED IN SECTION 8 OF THE POLICY.

                            3. OWNER AND BENEFICIARY
_______________________________________________________________________________

OWNER - The Owner as of the Policy Date is shown in the Policy Data. The Owner may receive all benefits and exercise all rights granted by this Policy during the Insured's lifetime. If there is more than one Owner at a given time, all must exercise the rights of ownership by joint action.

BENEFICIARY - The Beneficiary of this Policy is as stated in the application, unless subsequently changed by the Owner. Unless otherwise provided, the interest of any Beneficiary who dies before the Insured will be paid in equal shares to any surviving Beneficiaries. If no Beneficiary is living at the death of the Insured, the proceeds will be paid to you, if you are living, or to your estate.

CHANGE IN POLICY OWNER AND BENEFICIARY - Unless you provide otherwise in writing to us, you may change the Owner or Beneficiary during the lifetime of the Insured. Changes must be made by Written Request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing. A change of ownership may result in adverse tax consequences. You should consult you tax advisor prior to making any change.

ASSIGNMENT - You may assign this Policy. However, no assignment will bind us until it is filed in writing at our Administrative Office in a form acceptable to us. When it is filed, your rights and the rights of any Beneficiary will be subject to it. We will not be responsible for the validity of any assignment. Assignment of this Policy may result in adverse tax consequences. You should consult your tax advisor prior to making any assignment.

                             4. GENERAL PROVISIONS
_______________________________________________________________________________

THE CONTRACT - This Policy, including the application, and any Riders, Amendments or Endorsements attached hereto, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement of the applicant shall be used to void this Policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Administrative Office. We may require you to submit this Policy before we approve changes or pay benefits.

ERRORS IN AGE OR SEX - If the Insured's age or sex is misstated on the application, the benefits under this Policy will be those which the last Monthly Cost of Insurance Charge would have provided at the correct age and sex.

SUICIDE EXCLUSION - If the Insured dies by suicide, while sane or insane, within two years from the Policy Date, our liability will be limited to the total Premiums paid less any Gross Withdrawals and any Loan Balance. If the Insured dies by suicide, while sane or insane, within two years from the effective date of any Face Amount increase, the proceeds under this Policy shall be reduced by the excess, if any, of the Net Amount At Risk on the date of death over the corresponding amount in effect just prior to the date of increase, and increased by the total Monthly Cost of Insurance Charges deducted for this excess.

INCONTESTABILITY - This Policy will be incontestable after it has been in force during the lifetime of the Insured for two years from the Policy Date.

A new two year contestability period shall apply to each increase in insurance amount that requires evidence of good health beginning on the effective date of each increase, and will apply only to statements made in the application for the increase.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

                       4. GENERAL PROVISIONS (CONTINUED)
_______________________________________________________________________________

ANNUAL REPORT - We will send you a report within 30 days following your Policy Anniversary which shows the following information: the current Policy Value; any payments since the last report; all charges since the last report; any Withdrawals since the last report; any Loan Balance on this Policy; the current Cash Surrender Value; the current Net Cash Surrender Value; and the current Death Benefit.

STATE LAWS - This Policy is governed by the law of the state in which it is delivered. The values and benefits of this Policy are at least equal to those required by such state.

OPTIONAL EXTENSION OF MATURITY DATE - If the Insured survives to Age 100 and you make a Written Request to continue this Policy, we will extend the Maturity Date if in doing so this Policy still qualifies as life insurance according to the Internal Revenue Service and your state. In order to continue this Policy beyond the Maturity Date, the Death Benefit at any time will be the Policy Value less any Loan Balance. No further Monthly Deductions will be made, and no further Premium payments will be accepted.


                            5.   AMOUNT OF PROCEEDS
_______________________________________________________________________________

The proceeds payable by this Policy are:

 . Upon the death of the Insured prior to the Maturity Date, the Death Benefit less any Loan Balance and any overdue Monthly Deductions.

 .  On the Maturity Date, unless the Maturity Date has been extended, the Policy
   Value less any Loan Balance.

 .  On surrender of the Policy prior to the Maturity Date, the Net Cash Surrender
   Value.

The proceeds may be taken in a lump sum or applied under one of the Payment Options listed in the Payment of Proceeds Provision.


                               6.   DEATH BENEFIT
_______________________________________________________________________________

AMOUNT OF DEATH BENEFIT - The Death Benefit equals the Base Death Benefit plus the Adjustable Term Rider Amount and the amounts of any other Riders payable upon the death of the Insured. The amount of the Base Death Benefit depends on the Base Face Amount, the Policy Value on the date of the Insured's death, and the Death Benefit Option in effect at that time. The Initial Base Face Amount and the Death Benefit Option are shown in the Policy Data. The Base Face Amount may be increased or decreased after issue as described under Change in Face Amount.

Option A - The amount of the Base Death Benefit under Option A is the greater of:
  a. the Base Face Amount at the beginning of the Policy Month when the death occurs; or
  b. the Policy Value on the date of death multiplied by the applicable factor from the Table of Death Benefit Factors below.

Option B - The amount of the Base Death Benefit under Option B is the greater of:

  a. the Base Face Amount at the beginning of the Policy Month when the death occurs plus the Policy Value on the date of death; or

  b. the Policy Value on the date of death multiplied by the applicable factor from the Table of Death Benefit Factors below.

                          6. DEATH BENEFIT (CONTINUED)
_______________________________________________________________________________

                         Table of Death Benefit Factors

      Age       Factor        Age        Factor        Age       Factor
    0-40         2.50         54          1.57          68        1.17
      41         2.43         55          1.50          69        1.16
      42         2.36         56          1.46          70        1.15
      43         2.29         57          1.42          71        1.13
      44         2.22         58          1.38          72        1.11
      45         2.15         59          1.34          73        1.09
      46         2.09         60          1.30          74        1.07
      47         2.03         61          1.28       75-90        1.05
      48         1.97         62          1.26          91        1.04
      49         1.91         63          1.24          92        1.03
      50         1.85         64          1.22          93        1.02
      51         1.78         65          1.20          94        1.01
      52         1.71         66          1.19      95-100        1.00
      53         1.64         67          1.18

CHANGE IN DEATH BENEFIT OPTION - The Owner may change the Death Benefit Option after this Policy has been in force for at least one year, subject to the following requirements:

1. the Owner must request the change in writing;

2. once the Death Benefit Option has been changed, it cannot be changed again for one year;

3. if Death Benefit Option A is changed to Option B, the total Death Benefit will remain the same, and the Base Face Amount will be decreased by an amount equal to the Policy Value on the date of the change;

4. if Death Benefit Option B is changed to Option A, the total Death Benefit will remain the same, and the Base Face Amount will be increased by an amount equal to the Policy Value on the date of the change. The Risk Class for the last face amount portion to go into effect that is still in force will apply to the Base Face Amount increase.

Any change in Death Benefit Option will take effect on the Monthly Processing Date on or following the date we approve the request for the change. We will provide you with revised Policy Data pages reflecting the change. We do not impose a Surrender Charge for any decrease in your Base Face Amount due to a change in Death Benefit Option, and there is no change to the Target Premium.

                          6. DEATH BENEFIT (CONTINUED)
_______________________________________________________________________________

CHANGE IN FACE AMOUNT - You may change the Base Face Amount or the Adjustable Term Insurance Rider Amount of this Policy on any Monthly Processing Date after the Policy has been in force at least one year, subject to the following requirements. Once either amount has been changed, no other Face Amount changes may be made for the next twelve months.

Face Amount Increase - You may increase the Base Face Amount or the Adjustable Term Insurance Rider Amount by making a Written Request for an increase. If you do not tell us otherwise, we will treat the request as an increase to the Base Face Amount. To increase either amount you must:

1.  submit an application for the increase;

_______________________________________________________________________________

2.  submit proof satisfactory to us that the Insured is an insurable risk;

3.  pay any Additional Premium which is required.

No increases can be made after the Insured exceeds Age 75. Each increase must be at least as large as the Minimum Face Amount Change shown in the Policy Data. An increase will take effect on the Monthly Processing Date on or following the day we approve the application for the increase. The Risk Class that applies for any increase may be different from the original Risk Class.

A Target Premium will be established for an increase in Base Face Amount, and the portion of Premiums paid thereafter allocated to the increase will be subject to a new percentage of premium sales load charge.

We will furnish a supplement to the Policy Data that shows:

1.  the Risk Class and the amount of the increase;

2.  the new No-Lapse Monthly Premium, if applicable; and

3. the new Surrender Charges and the new Target Premium for any increase in the Base Face Amount.

Face Amount Decrease - The Owner must make a Written Request for any decrease in the Base Face Amount or Adjustable Term Insurance Rider Amount. The decrease will take effect on the later of:

1. the Monthly Processing Date on or following the day we receive the Owner's request for the decrease; or

2. the Monthly Processing Date one year after the last change in Face Amount was made.

A requested decrease will be used to reduce the Face Amount in the following order:

1. the amount of any Adjustable Term Insurance Rider will be reduced until it is equal to zero;

2. any previous Base Face Amount increases which are in effect will be reduced, starting with the latest increase and continuing in the reverse order in which the increases were made;

3.  the Initial Base Face Amount will be reduced.

Each decrease must be at least as large as the Minimum Face Amount Change shown in the Policy Data. We will not permit a decrease that would reduce the Base Face Amount below the Minimum Base Face Amount shown in the Policy Data.

The No-Lapse Monthly Premium will be reduced to reflect the decrease. The new No-Lapse Monthly Premium will be shown on a supplement to the Policy Data.

We may deduct a Surrender Charge from the Policy Value when the Base Face Amount is decreased. The amount of the charge is described in Section 8, Charges and Deductions.

                             7. PREMIUM PROVISIONS
_______________________________________________________________________________

PREMIUMS - Premiums are payable in advance at our Administrative Office or to an authorized agent. The Policy will not take effect until the following both occur while the Insured is alive and prior to any change in health as shown in the application: (a) the Policy has been delivered, and (b) the first Premium has been paid.

ALLOCATION OF PREMIUMS - You may choose to allocate Premiums to the Subaccounts of the Variable Account, the Fixed Account, or a combination thereof. You may choose any whole percentage from 0% to 100%. You may change the allocation of future Premiums at any time by sending Written Notice.

INITIAL PREMIUM - The Initial Premium is shown in the Policy Data. On the Policy Date the initial Net Premium will be allocated among the Subaccounts and the Fixed Account according to the premium allocation percentages you specified in your application.

PLANNED PERIODIC PREMIUMS - Planned Periodic Premiums may be paid annually, semi-annually, quarterly or monthly by bank draft. The Planned Periodic Premium and the payment interval in effect on the Policy Date are shown in the Policy Data. The Owner may change the amount and frequency of Premiums. We have the right to limit the amount of any increase. Each Premium after the Initial Premium must be at least $25.00. We may increase this minimum limit 90 days after we send the Owner written notice of such increase.

ADDITIONAL PREMIUMS - Additional unscheduled Premium payments can be made at any time while this Policy is in force. We reserve the right to refund or limit the number and amount of any Premiums paid so this Policy will continue to be treated as a life insurance policy for federal income tax purposes. If we limit premiums, future premium payments may still be required at a later date. No Planned Periodic Premiums or Additional Premiums will be accepted after the original Maturity Date.

On the date we receive an Additional Premium or a Planned Periodic Premium, or the next Valuation Date thereafter, the Net Premium will be allocated according to the allocation percentage you specified in your application; or, if subsequently changed, according to your instructions currently in effect.

MINIMUM PAYMENTS TO AVOID POLICY TERMINATION - You may make Additional Premium payments to maintain the Policy in force to avoid Policy termination, as described in the Grace Period Provision. Such payments may not exceed the limit established by law to qualify your Policy as a contract of life insurance for federal income tax purposes.

TERMINATION - This Policy will terminate on the earliest of the following dates:

1.  the date you surrender the Policy;

2. the date the Policy terminates because any Loan Balance exceeds the Cash Surrender Value;

3.  the date of the Insured's death;

4.  the Maturity Date, unless the Maturity Date has been extended; or

5.  the end of the Grace Period.

Payment of the amount required, as described in the Grace Period Provision, will keep the Policy in force with respect to items 2 and 5 above.

                       7. PREMIUM PROVISIONS (CONTINUED)
_______________________________________________________________________________


NO-LAPSE GUARANTEE - The Policy will continue in force each month as long as the Net Cash Surrender Value on the Monthly Processing Date at the beginning of that month is large enough to cover the Monthly Deductions made for that month. If the Net Cash Surrender Value at the beginning of a Policy Month during the first three Policy Years is less than the Monthly Deduction for that month, this Policy will still continue in force if (a) is greater than or equal to (b) where:
a. is the total Premiums paid, less Gross Withdrawals and any Loan Balance;
   and

b. is the cumulative amount of No-Lapse Monthly Premiums for the number of Policy Months the Policy has been in force.

The Cash Surrender Value at the third Policy Anniversary may be less than zero. If so, an Additional Premium payment will be required to continue the policy in force.

If the No-Lapse Monthly Premium has changed since the Policy Date, the total Premium amount required will be based on the various No-Lapse Monthly Premiums required and the number of months for which each applied.

GRACE PERIOD - If: (1) the Loan Balance exceeds the Cash Surrender Value; or (2) the Net Cash Surrender Value is less than the Monthly Deduction on a Monthly Processing Date, a Grace Period of 61 days will be allowed for the payment of Additional Premium so the Monthly Deduction can be made. During the first three Policy Years, this Policy will not enter the Grace Period even though the Net Cash Surrender Value is insufficient if the Premiums paid meet the requirement described in the No-Lapse Guarantee provision.

At least 30 days before this Policy ends without value, we will mail to your last known address a notice of the amount of Premium needed. We will send a copy of the notice to the last known address of any assignee of record. The Additional Premium will be due on the Monthly Processing Date on which the Net Cash Surrender Value was first insufficient.

The payment required will not exceed: (a) the amount by which the Loan Balance exceeds the Cash Surrender Value; plus (b) any accrued and unpaid Monthly Deductions as of the date of notice; plus (c) an amount sufficient to cover the next two Monthly Deductions.

If such payment is not made by the end of the Grace Period, the Policy will terminate without value. If the Insured dies during the Grace Period, any Loan Balance or overdue Monthly Deductions will be deducted from the Death Benefit to determine the proceeds payable.

REINSTATEMENT - This Policy may be reinstated (coverage restored) any time within five years after it has terminated at the end of a Grace Period, provided that, to reinstate this Policy, the Owner must:

1.  submit an application for reinstatement;

2.  provide evidence of insurability satisfactory to us;

3.  agree to the reduction of the Policy Value by any Loan Balance; and

4.  pay the Premium required to reinstate the Policy, as described below.

The Premium required to reinstate the Policy equals the total of the following amounts:

1. the amounts that would have been required for this Policy to continue in force without entering a Grace Period, and for each month during the Grace Period at the end of which the Policy terminated; and

2. the amount that will be required for this Policy to continue in force without entering a Grace Period for next two months after the Reinstatement Date.

The Reinstatement Date will be the Monthly Processing Date on or following the day we approve the application for reinstatement. The reinstated Policy will be based on your Risk Class as of the Reinstatement Date, and may be different from the Risk Class assigned to any portion of the Policy before termination. The Policy Value on the

Reinstatement Date will be equal to the Policy Value on the Monthly Processing Date when the Grace Period ended plus the Premium paid to reinstate the Policy minus any outstanding Loan Balance. The Policy will have no Loan Balance on the Reinstatement Date. The Surrender Charge on the Reinstatement Date will be counted from the original Policy Date.

This Policy may not be reinstated after: (1) it has been surrendered for its Net Cash Surrender Value; or (2) the Insured's death; or (3) the Maturity Date.


                           8. CHARGES AND DEDUCTIONS
_______________________________________________________________________________

PERCENTAGE OF PREMIUM EXPENSE CHARGES - The Premium Expense Charges for taxes and sales loads are deducted from each Premium payment as it is received to determine the Net Premium. The Premium Expense Charge percentages are shown in the Policy Data.

MONTHLY DEDUCTION - At the beginning of each Policy Month we make a deduction from the Policy Value. The Monthly Deduction will be deducted from the Subaccounts of the Variable Account and the Fixed Account in the same proportion that their values bear to the total Policy Value, excluding amounts transferred to the Fixed Account to secure Policy loans. The Monthly Deduction is equal to:

a. the Monthly Cost of Insurance Charge described below; plus

b. the Monthly Administrative Charges described in the Policy Data; plus

c. the cost of any additional benefits added by Riders to the Policy.

MONTHLY COST OF INSURANCE CHARGE - The Monthly Cost of Insurance for a Policy Month is calculated as (a) multiplied by the result of (b) minus (c) where:

a.  is the Cost of Insurance Rate divided by 1,000;

b.  is the Death Benefit at the beginning of the Policy Month; and

c.  is the Policy Value at the beginning of the Policy Month.

The Policy Value used in this calculation is the Policy Value before deduction of the Monthly Cost of Insurance Charge (for both the Base Face Amount and the Adjustable Term Insurance Rider) and the cost of any Disability Waiver of Monthly Deductions Rider, but after deductions for any other Riders and charges.

If there is any Adjustable Term Insurance Rider Amount or if there have been any increases in the Base Face Amount, separate charges will be calculated for each portion of the Death Benefit. The Policy Value will be deducted from the Initial Base Face Amount in determining the charges. If the Policy Value exceeds the Initial Base Face Amount, the excess will be considered part of the increases in Base Face Amount in the order of the increases.

COST OF INSURANCE RATE - The Cost of Insurance Rate is the rate applied to the insurance under this Policy to determine the Monthly Cost of Insurance Charge. It is based on the Age, Sex and Risk Class of the Insured, the size of the Base Face Amount, and the duration since issue or effective date of an increase. The Risk Class on the Policy Date will apply for the Base Face Amount and any Adjustable Term Insurance Rider Amount at issue. For any subsequent Face Amount increase, the Cost of Insurance Rate will be based on the Risk Class applicable to that increase.

Our current scale of Cost of Insurance Rates is subject to change based on our expectations as to future mortality, expenses, lapses and taxes. Any change will be on a uniform basis for all Policies issued to Insureds of the same Age, Sex, Policy duration, Face Amount band and Risk Class. No change will occur as a result of change in the health, occupation, or avocations of the Insured. The rates will not exceed the Maximum Cost of Insurance Rates shown in the Policy Data, which are the 1980 Commissioners Standard Ordinary Mortality Tables, Male or Female, Smoker or Non-Smoker. The guaranteed rates for substandard Risk Classes are based on multiples of or additions to the tables.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the Subaccounts of the Variable Account, computed on a daily basis starting on the Policy Date. This charge compensates us for the mortality and expense risks assumed by us under this Policy. The daily deduction rates are shown in the Policy Data. The Mortality and Expense Risk Charge is not deducted from the Fixed Account.

PORTFOLIO EXPENSES - There are fees and charges deducted from the Portfolios in determining the net asset values per Portfolio share. The prospectus provided prior to issuance of this Policy provides detail on these expenses.

POLICYHOLDER TRANSACTION CHARGES - Certain policyholder transactions that exceed a maximum number in a Policy Year may incur a charge. These charges will not exceed the maximums shown under Policy Data.

                     8. CHARGES AND DEDUCTIONS (CONTINUED)
_______________________________________________________________________________

SURRENDER CHARGES - We assess a Surrender Charge against your Policy Value upon surrender, reduction in Base Face Amount or lapse of your Policy during the Surrender Charge Period. The Surrender Charge Period is the first fourteen Policy Years after issue, or the first fourteen years following an increase in the Base Face Amount. The Surrender Charge consists of two charges: an Administrative Surrender Charge and a Sales Surrender Charge.

If you request a decrease to the Base Face Amount during the Surrender Charge Period, or take a Withdrawal which decreases the Base Face Amount, we will deduct a portion of the Surrender Charge from your Policy Value. The amount of the Surrender Charge that will be deducted from your Policy Value is described below for each type of charge.

Decreases in the Base Face Amount as a result of a change to your Death Benefit Option do not cause a Surrender Charge deduction from your Policy Value and future Surrender Charges will not be reduced. Increases in the Base Face Amount as a result of changes in Death Benefit Option do not result in an increase in the Maximum Surrender Charges. All other increases in Base Face Amount will increase the Maximum Surrender Charges.

Administrative Surrender Charge - The Administrative Surrender Charge is shown under Policy Data. During the Surrender Charge Period, if you request a decrease to the Base Face Amount or take a Withdrawal which causes the Base Face Amount to decrease, your Administrative Surrender Charge will decrease in the same proportion that the Base Face Amount decreases. The amount of the Surrender Charge that will be deducted from your Policy Value as a result of the decrease will equal the Surrender Charge in effect before the reduction minus the Surrender Charge in effect after the reduction.

Sales Surrender Charge - The Sales Surrender Charge is a percentage of actual Premiums paid up to a maximum based on Target Premiums. The Sales Surrender Charge percentages and the Target Premium for your Policy are shown under Policy Data. Upon a decrease in the Base Face Amount other than due to a Death Benefit Option change, the Target Premium for each portion of the Base Face Amount will be reduced in the same proportion that the Base Face Amount is reduced.

If the new Target Premium for each Base Face Amount portion is greater than or equal to the Premiums which are allocated to that portion, the Maximum Sales Surrender Charge you may pay in the future will be reduced, but a Sales Surrender Charge will not be deducted from your Policy Value. If the new Target Premium for each Base Face Amount portion is less than the Premiums which are allocated to that portion, the Maximum Sales Surrender Charge you may pay in the future will be reduced and a Sales Surrender Charge will be deducted from your Policy Value. The new Sales Surrender Charge will be recalculated as if the new Target Premium was always in effect for that portion of the Base Face Amount. A deduction equal to the difference between the Sales Surrender Charge as calculated before and after the decrease will be taken from your Policy Value.

                                9. POLICY VALUE
_______________________________________________________________________________

BASIS USED FOR POLICY VALUES - The methods and factors used to calculate your Policy Values and reserves are based on certain mortality tables and interest rates required by state law. We use the 1980 Commissioners Standard Ordinary
Mortality Tables, Male or Female, Smoker or Non-Smoker.   All values are equal
to or greater than those required by law. Where required, we have filed a statement with the insurance officials of the state where this Policy was delivered. The statement outlines the methods used to determine the Policy Values.

                               10.  FIXED ACCOUNT
_______________________________________________________________________________

INTEREST RATES - The Guaranteed Interest Rate is shown in the Policy Data. This interest rate is the minimum effective annual rate at which interest will be credited to amounts allocated to the Fixed Account of your Policy.

The Company may credit interest to the Fixed Account of your Policy at a rate greater than the Guaranteed Interest Rate. Any interest credited to the Fixed Account of your Policy in excess of the Guaranteed Interest Rate will be determined at the sole discretion of the Company. The rate of interest credited may be different for unloaned values, Preferred Loan Values, and Non-Preferred Loan Values. (See the Policy Loans Provision.) We will credit interest on amounts in the Fixed Account as follows:

a. on amounts that remain in the Fixed Account for the entire Policy Month, from the beginning to the end of the month;

b. on amounts allocated to the Fixed Account during the Policy Month that are Net Premiums or loan repayments, from the date we receive them to the end of the Policy Month;

c. on amounts transferred to the Fixed Account during the Policy Month, from the date of the transfer to the end of the Policy Month; and

d. on amounts deducted, transferred, or surrendered from the Fixed Account during the Policy Month, from the beginning of the Policy Month to the date of the deduction or surrender.


                            11.  FIXED ACCOUNT VALUE
_______________________________________________________________________________

On the Policy Date, the value of the Fixed Account is equal to the initial Net Premium allocated to the Fixed Account minus the portion of the first month's Monthly Deduction allocated to the Fixed Account.

On any Monthly Processing Date thereafter the Fixed Account is equal to:

a. the Fixed Account Value on the preceding Monthly Processing Date; plus

b. the sum of all Net Premiums allocated to the Fixed Account since the previous Monthly Processing Date; plus

c. the sum of all loan repayments allocated to the Fixed Account since the previous Monthly Processing Date; plus

d. total interest credited to the Fixed Account since the previous Monthly Processing Date; plus

e. the amount of any transfers from the Variable Account to the Fixed Account, including amounts transferred to secure a loan, since the previous Monthly Processing Date; minus

f. the amount of any transfers from the Fixed Account to the Variable Account since the previous Monthly Processing Date; minus

g. the portion of any Gross Withdrawals, Policyholder Transaction Charges, or Surrender Charges for any Face Amount decreases allocated to the Fixed Account since the previous Monthly Processing Date; minus

h. the portion of the Monthly Deduction allocated to the Fixed Account since the previous Monthly Processing Date.

                          12.  VARIABLE ACCOUNT VALUE
_______________________________________________________________________________

The Variable Account Value is the sum of the values of the Subaccounts under this Policy. On the Policy Date, the value of each Subaccount is equal to the initial Net Premium allocated to the Subaccount minus the portion of the first month's Monthly Deduction allocated to the Subaccount.

On any Valuation Date thereafter, the value of each Subaccount is equal to:

a. the value of the Subaccount on the preceding Valuation Date, multiplied by the appropriate Net Investment Factor (described in the Subaccounts Provision) since the previous Valuation Date; plus

b. the sum of all Net Premiums allocated to the Subaccount since the previous Valuation Date; plus

c. the sum of all loan repayments allocated to the Subaccount since the previous Valuation Date; plus

d. the amount of any transfers from other Subaccounts or from the Fixed Account to the Subaccount since the previous Valuation Date; minus

e. the amount of any transfers to other Subaccounts or to the Fixed Account, including amounts transferred to secure a loan, from the Subaccount since the previous Valuation Date; minus

f. the portion of any Gross Withdrawals, Policyholder Transaction Charges, or Surrender Charges for any Face Amount decreases allocated to the Subaccount since the previous Valuation Date; minus

g. the portion of the Monthly Deduction allocated to the Subaccount since the previous Valuation Date.


                                13.  SUBACCOUNTS
_______________________________________________________________________________

THE SUBACCOUNTS - Each of the Subaccounts is part of a variable account of ours. Those available as of the Policy Date are named under Policy Data. We have allocated a part of our assets for this and certain other Policies to the Subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENTS OF THE SUBACCOUNTS - Premiums (excluding Grace Period Premiums) and transfers will be allocated as you specify. All other additions to or deductions from the Subaccounts will be allocated as specified under Charges and Deductions in Section 8 and Policy Loans in Section 17. Each Subaccount will buy or liquidate shares or units of the Portfolio shown for that Subaccount under the Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The Policy Value will change due to the investment results of the Subaccounts. We use an index to measure these changes in investment results. The index is called a unit value. Each Subaccount has its own unit value.

For each Subaccount the unit value was initially set at $10.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by the Net Investment Factor for the given Valuation Period.

For any Subaccount, the number of units credited or deducted during a Valuation Period is determined by dividing the dollar amount directed to or from the Subaccount by the unit value for the Valuation Period. At the end of any Valuation Period, the value of a Subaccount is equal to the number of units multiplied by the unit value.

_______________________________________________________________________________

NET INVESTMENT FACTOR/HOW IT IS DETERMINED - The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The Net Investment Factor of a Subaccount for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.  is the result of:

    a. the net asset value per share of the Portfolio shares held in the Subaccount, determined at the end of the current Valuation Period; plus

    b. the per share amount of any dividend or capital gain distributions on the Portfolio shares held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    c. a per share charge or credit for any taxes reserved for the current Valuation Period which we determine to have resulted from the investment operations of the Subaccount;

2.  is the result of:

    a. the net asset value per share of the Portfolio shares held in the Subaccount, determined at the end of the last prior Valuation Period; plus or minus

    b. the charge or credit for any taxes reserved for the last prior Valuation Period; and

3. is a deduction for the current Mortality and Expense Risk Charge shown in the Policy Data for the number of days in the Valuation Period.

CHANGES IN THE SUBACCOUNTS - Changes in the Subaccounts may occur if laws or regulations changed, we added Subaccounts, the mutual fund became unavailable or, in our judgment, the mutual fund was no longer suitable for investment. If any of these situations occurred, we would have the right to add or substitute Subaccounts other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this Policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. The Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners

2. The Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The Variable Account may be combined with other separate investment accounts.

4. The provisions of this and other Policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other Policies having an interest in the Variable Account and take other actions as may be necessary to effect such a change.

                                 14.  TRANSFERS
_______________________________________________________________________________

TRANSFERS - By Written Request or other request acceptable to us, you may transfer all or a part of the values held in a Subaccount to one or more Subaccounts or to the Fixed Account up to twelve times in a Policy Year free of charge. After twelve transfers in a Policy Year, we will deduct the charge shown in the Policy Data from the Subaccounts and the Fixed Account in the same proportion that their values bear to the total Policy Value.

Any transfers for Dollar Cost Averaging or Automatic Asset Rebalancing are not counted against the twelve free transfers. Dollar Cost Averaging is a transfer option that allows you to automatically transfer an amount periodically from selected Subaccounts or the Fixed Account to other Subaccounts. Automatic Asset Rebalancing allows you to set up transfers to occur at selected intervals that will match your Policy Value allocation between Subaccounts to your allocation percentage for new Premiums. Both programs are subject to Company guidelines and restrictions detailed in the prospectus you received prior to the issuance of this Policy.

You may make transfers from the Fixed Account to one or more of the Subaccounts of the Variable Account only once per Policy Year. We reserve the right to limit the amount transferred from the Fixed Account to a Subaccount to the greater of:
(a) 25% of the prior Policy Anniversary's unloaned Fixed Account Value; or (b) the amount of the prior Policy Year's transfer. These restrictions will not apply to transfers for Dollar Cost Averaging or Automatic Rebalancing.

Each transfer must be for a minimum of $100. The value remaining in the Subaccount or the Fixed Account after a transfer must not be less than $100. If the value remaining would be less than $100, we will treat the transfer request as a request for a transfer of the total value.

We may further suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.


                           15.  CASH SURRENDER VALUE
_______________________________________________________________________________

CASH SURRENDER VALUE - The Cash Surrender Value of this Policy equals the Policy Value minus the Surrender Charges described in Section 8, Charges and Deductions.

When this Policy terminates, the Policy Value may be less than the Surrender Charge. If so, the Owner will not have to pay the difference to us. If this Policy is reinstated, the Surrender Charge will also be reinstated as described in the Reinstatement Provision.

NET CASH SURRENDER VALUE - The Net Cash Surrender Value of this Policy is equal to the Cash Surrender Value less any Loan Balance on this Policy. You may surrender this Policy for its Net Cash Surrender Value at any time upon Written Notice. Upon surrender this Policy will terminate.


                                16. WITHDRAWALS
_______________________________________________________________________________

You may make a Withdrawal from the Net Cash Surrender Value at any time during the Insured's lifetime and before the Policy has terminated. The Minimum Withdrawal Amount is $500. The Withdrawal Amount may not exceed the Net Cash Surrender Value minus $500.

We will deduct a Surrender Charge when a Withdrawal is made as described in
Section 8, Charges and Deductions. In addition, there is a Transaction Charge for each Withdrawal after the first in each Policy Year as shown in the Policy Data. The amount of the Withdrawal plus any applicable Surrender Charge and Transaction Charge is called the Gross Withdrawal.

The Gross Withdrawal will be made from the Subaccounts of the Variable Account and from the unloaned value in the Fixed Account in the same proportion that their values bear to the total unloaned Policy Value, unless you instruct us otherwise.

The Base Face Amount will be reduced if Death Benefit Option A is in effect when a Withdrawal is made. Such a reduction will be equal to the amount of the Gross Withdrawal. Any Base Face Amount reduction will be used first to reduce any Base Face Amount increases then in effect starting with the latest increase and continuing in the reverse order in which the increases were made. If any of the reduction is left after all Base Face Amount increases have been reduced to zero, it will be used to reduce the Initial Base Face Amount.

We will not permit a Withdrawal that would reduce the Base Face Amount below the Minimum Base Face Amount shown in the Policy Data. We may limit the number of Withdrawals in a Policy Year; but this limit will not be less than one.


                               17.  POLICY LOANS
_______________________________________________________________________________

HOW LOANS MAY BE MADE - You may obtain a Policy loan from us by submitting a Written Request or other request acceptable to us. This Policy is the only security required for the loan.

The amount of your loan and any loan interest must remain in the Fixed Account. If there is insufficient value in the Fixed Account to equal the Loan Balance, an amount will be transferred from the Subaccounts of the Variable Account to the Fixed Account. We will allocate the amount transferred in the proportion that the value of each Subaccount bears to the Variable Account Value unless you specify one or more Subaccounts from which the loan is to be made.

Each Policy Year after the tenth Policy Anniversary, a Preferred Loan Amount is available equal to 10% of the net Policy Value, which is the Policy Value minus any existing Loan Balance. The Policy Value will be determined at the time of the loan. If the Preferred Loan Amount borrowed during any Policy Year is less than the maximum allowed, the balance may not be carried over to increase the eligible Preferred Loan Amount of any subsequent Policy Year.

The Minimum Interest Rate Credited on Loaned Amounts is shown in the Policy Data. This rate is the minimum effective annual rate at which interest will be credited to loaned amounts. We may also credit additional interest on the Preferred Loan Amount. The Additional Interest Rate we are currently crediting on Preferred Loan Amounts is shown in the Policy Data. We will send you a new Policy Data Page whenever this Additional Interest Rate changes.

LOAN INTEREST CHARGED - The Loan Interest Rate Charged is shown in the Policy Data. We calculate the Policy Value as of the date of the loan.

Interest is charged daily, and payable at the end of the Policy Year. If interest is not paid when it is due, it will be added to your Loan Balance and charged interest at the Loan Interest Rate Charged shown in the Policy Data.


                         17.  POLICY LOANS (continued)
_______________________________________________________________________________


AMOUNT OF LOAN AVAILABLE - You may borrow up to the Maximum Loan Amount shown in the Policy Data. Outstanding loans, including accrued interest, reduce the amount available for new loans. The minimum amount you may borrow is $100.

LIMIT ON POLICY LOANS - This Policy will terminate without value, as described in the Grace Period Provision, if the total Loan Balance is greater than the Cash Surrender Value.

REPAYMENT - All or part of a loan may be repaid at any time while the Insured is alive and this Policy is in force. Repayment must be in amount of at least $100 or the outstanding Loan Balance if less. Repayments will be allocated to the Fixed Account and the Subaccounts of the Variable Account based on the Premium allocation instructions then in effect, unless you specify otherwise.

                      18.  DELAY OR SUSPENSION OF PAYMENTS
_______________________________________________________________________________

We will normally pay any Withdrawal, Policy Loan amount, or the Net Cash Surrender Value within 7 days after we receive your Written Request in our Administrative Office. The Company may defer payment of any amounts from the Fixed Account, except for a loan used to pay a Premium to us, for up to six months from the date of receipt of your Written Request to surrender. If the Company defers payment for more than 30 days, the Company will pay interest on the amount deferred. Interest will be paid at a rate not less than the Guaranteed Interest Rate shown in the Policy Data. We may also defer payment of any amounts derived from Premiums paid by check until such time as the check has cleared.

We have the right, to suspend or delay the payment of any amounts from any Subaccount of the Variable Account for any period:

1. When the New York Stock Exchange is closed.

2. When trading on the New York Stock Exchange is restricted.

3. When an emergency exists, and as a result:

 a. disposal of securities held in the Subaccounts is not reasonably practicable; or

 b. it is not reasonably practicable to fairly determine the value of the Subaccounts; or

4. During any other period when the Securities and Exchange Commission by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.


                    19.  AUTOMATIC CONTINUATION OF BENEFITS
_______________________________________________________________________________

If Premium payments cease, insurance under this Policy and any benefits provided by a Rider attached to this Policy will continue as provided in the Grace Period Provision in Section 7. This Policy will not continue beyond the Maturity Date, unless the Maturity Date has been extended. Any Riders attached to this Policy will not continue beyond the termination date described in the Rider.


                          20.  POLICY EXCHANGE OPTION
_______________________________________________________________________________

For two years after the Policy is issued, you can exchange it for one that provides benefits that do not vary with the investment return of the Subaccounts of the Variable Account. Since the Policy itself offers a fixed return option, all you need to do is transfer all of the Policy Value in the Subaccounts of the Variable Account to the Fixed Account. Any restrictions on transfers to the Fixed Account will be waived. We will automatically credit all future Premium payments to the Fixed Account. There will be no effect on the Policy's Death Benefit, Face Amount, Net Amount at Risk, Risk Class, or Issue Age. Only the method of funding the Policy Value will be affected.

                            21.  PAYMENT OF PROCEEDS
_______________________________________________________________________________

PAYMENT - Any amount payable at the death of the Insured will be paid in one sum, unless you provide otherwise. All or part of this sum may be applied under any Payment Option, subject to the following conditions:

1. No option may be selected unless the proceeds are payable to a natural person in that person's own right.

2. Payment may not be less than $25.00 each or less than $120.00 in a year.

3. If you have not elected an option when a Beneficiary becomes entitled to proceeds, the Beneficiary may elect the option.

4. The election must be filed with us in writing.

5. We may require exchange of this Policy for a contract covering the election.

CLAIMS OF CREDITORS - So far as permitted by law, the proceeds will not be subject to any claims of the Beneficiary's creditors.

PAYMENT OPTIONS -

Option 1 - Fixed Amount - Payment of a fixed amount, but not less than 7% of the proceeds each year, until the proceeds are fully paid.

Option 2 - Fixed Period - Payment for a fixed period, not exceeding 30 years. The payment amount for each $1,000 of Proceeds applied under Option 2 will be based on our Payment Rates in effect on the settlement date. These rates are guaranteed not to be less than the Guaranteed Minimum Monthly Payment For Each $1,000 Proceeds Applied Under Option 2 shown in the tables on page 19.

Option 3 - Life Income - Payment for a fixed period and life thereafter. No payment will become due after death, except payment for any remaining fixed period. The payment amount for each $1,000 of Proceeds applied under Option 3 will be based on our Payment Rates in effect on the settlement date. These rates are guaranteed not to be less than the Guaranteed Minimum Monthly Life Income Payment For Each $1,000 Proceeds Applied Under Option 3 shown in the tables on page 19. These payments are based on the Annuity 2000 Mortality Table with interest at 3%.

Option 4 - Proceeds Left at Interest - Payment of interest on proceeds left with us for any period agreed upon. The interest may be paid at selected intervals or allowed to accumulate.

Other Payment Options - The proceeds may be paid in any other manner to which we agree in writing.

More Favorable Payment Options - When proceeds become payable, we may be offering payment contracts with higher guaranteed minimum payments. If so, these more favorable contracts will be available subject to any conditions in effect at that time.

INTEREST RATE - The interest rate on funds held under all options will be at least 3% compounded annually.
WITHDRAWAL AND CHANGES - Except as to Option 3, if the payee selected the option, this payee with our consent may modify the terms of the option or select another option at any time.

DEATH OF PAYEE - If the payee dies, the value of any remaining guaranteed payments will be paid to the payee's estate, unless otherwise provided in the election of the option. The value will be based on the guaranteed interest rate for the Payment Option Selected.

                       GUARANTEED MINIMUM MONTHLY PAYMENT
                FOR EACH $1,000 PROCEEDS APPLIED UNDER OPTION 2


 Years    Payment   Years  Payment  Years  Payment  Years  Payment  Years  Payment  Years  Payment
   1       84.47      6    15.14     11     8.86     16     6.53     21     5.32     26     4.59
   2       42.86      7    13.16     12     8.24     17     6.23     22     5.15     27     4.47
   3       28.99      8    11.68     13     7.71     18     5.96     23     4.99     28     4.37
   4       22.06      9    10.53     14     7.26     19     5.73     24     4.84     29     4.27
   5       17.91     10     9.61     15     6.87     20     5.51     25     4.71     30     4.18
------------------------------------------------------------------------------------------------

To obtain the minimum payments for other intervals, multiply the monthly payment by 11.839 for annual, by 5.963 for semi-annual or by 2.993 for quarterly payments


                 GUARANTEED MINIMUM MONTHLY LIFE INCOME PAYMENT
                FOR EACH $1,000 PROCEEDS APPLIED UNDER OPTION 3

                  GUARANTEED PERIOD                        GUARANTEED PERIOD
                  -----------------                        -----------------
     MALE         10         15         20         FEMALE     10         15         20
     AGE        YEARS      YEARS      YEARS         AGE      YEARS      YEARS      YEARS

      20         2.98       2.98       2.98          20       2.91       2.91       2.91
      25         3.08       3.08       3.07          25       2.99       2.99       2.99
      30         3.20       3.19       3.19          30       3.09       3.09       3.09
      35         3.34       3.34       3.33          35       3.22       3.21       3.21
      40         3.53       3.52       3.50          40       3.37       3.36       3.35
      45         3.76       3.74       3.70          45       3.57       3.55       3.54
      50         4.05       4.01       3.95          50       3.81       3.79       3.76
      55         4.41       4.34       4.24          55       4.13       4.09       4.03
      60         4.88       4.75       4.56          60       4.54       4.46       4.35
      61         4.99       4.84       4.62          61       4.63       4.55       4.42
      62         5.10       4.93       4.69          62       4.73       4.64       4.49
      63         5.23       5.03       4.75          63       4.84       4.73       4.57
      64         5.35       5.13       4.82          64       4.95       4.83       4.64
      65         5.48       5.22       4.88          65       5.07       4.93       4.71
      66         5.62       5.33       4.94          66       5.20       5.03       4.78
      67         5.77       5.43       5.00          67       5.33       5.14       4.85
      68         5.92       5.53       5.06          68       5.47       5.25       4.92
      69         6.07       5.63       5.11          69       5.62       5.36       4.99
      70         6.23       5.73       5.16          70       5.78       5.47       5.05
      71         6.39       5.83       5.21          71       5.94       5.58       5.11
      72         6.56       5.93       5.25          72       6.11       5.70       5.17
      73         6.73       6.02       5.29          73       6.29       5.81       5.22
      74         6.90       6.11       5.33          74       6.48       5.92       5.27
      75         7.08       6.20       5.36          75       6.67       6.03       5.31
      76         7.25       6.28       5.39          76       6.86       6.13       5.35
      77         7.43       6.35       5.41          77       7.06       6.22       5.38
      78         7.61       6.42       5.43          78       7.26       6.31       5.40
      79         7.78       6.49       5.45          79       7.46       6.39       5.43
      80         7.95       6.55       5.46          80       7.66       6.47       5.45
      81         8.11       6.60       5.47          81       7.86       6.53       5.46
      82         8.27       6.65       5.48          82       8.05       6.59       5.48
      83         8.42       6.69       5.49          83       8.23       6.64       5.49
      84         8.56       6.72       5.50          84       8.40       6.69       5.49
      85         8.69       6.75       5.50          85       8.55       6.73       5.50

              Rates for other ages will be furnished upon request.

                    UNITED INVESTORS LIFE INSURANCE COMPANY

                             ADMINISTRATIVE OFFICE
                        2001 Third Avenue South (35233)
                             Post Office Box 10287
                         Birmingham, Alabama 35202-0287
                                  800-340-3787


                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            Adjustable Death Benefit
      Death Benefit payable at Insured's death prior to the Maturity Date.
     Premium Payments are flexible, subject to the limits described herein.
         Policy Value, less Loan Balance, payable on the Maturity Date.
          This Policy is Nonparticipating. Dividends are not payable.

                        ACCELERATED DEATH BENEFIT RIDER
________________________________________________________________________________

NOTICE:   This Rider provides for accelerated payment of the Policy proceeds. It is not intended or designed to provide health, nursing home, or long-term care insurance. IF ACCELERATED BENEFITS ARE ADVANCED UNDER THE TERMS OF THIS RIDER, FUTURE DEATH BENEFITS, POLICY VALUES, CASH SURRENDER VALUES, AND LOAN VALUES OF THE POLICY WILL BE REDUCED.

The acceleration-of-life-insurance benefits offered under this Rider are intended to qualify for favorable tax treatment under the Internal Revenue Code of 1986. If the acceleration-of-life-insurance benefits qualify for such favorable tax treatment, the benefits will be excludable from your income and not subject to federal taxation. Tax laws relating to acceleration-of-life-insurance benefits are complex. You are advised to consult with a qualified tax advisor about circumstances under which you could receive acceleration-of-life-insurance benefits excludable from income under federal law.

Receipt of acceleration-of-life-insurance benefits may affect your, your spouse or your family's eligibility for public assistance programs such as medical assistance (Medicaid), Aid to Families with Dependent Children (AFDC), supplementary social security income (SSI), and drug assistance programs. You are advised to consult with a qualified tax advisor and with social service agencies concerning how receipt of such a payment will affect your, your spouse and your family's eligibility for public assistance.

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy. This Rider has no loan or Cash Surrender Value.

BENEFIT - We will advance the Accelerated Benefit, as defined below, if the Insured has been diagnosed by a Physician as having a Terminal Illness, subject to the provisions of this Rider. We will advance the Accelerated Benefit in a lump sum. There is no charge for this Rider prior to the time Accelerated Benefits are paid.

ACCELERATED BENEFIT - The Accelerated Benefit payable will be equal to the amount requested by the Owner, subject to the minimum and maximum requirements described below, less adjustments for:

a.  the current Rider Administrative Expense Charge; and

b. expected future interest at a rate no greater than the maximum adjustable policy loan interest rate based on Moody's Corporate Bond Yield Averages, or any successor thereto.

The maximum adjustable policy loan interest rate is defined by state law, and we will determine the new rate for the purposes of this Rider at the beginning of each calendar year. The discount rate for determination of the Accelerated Benefit will never exceed 10%.

Minimum Accelerated Benefit Amount - The Accelerated Benefit may not be less than $5,000. The Base Face Amount remaining after payment of the Accelerated Benefit must not be less than $10,000.

Maximum Accelerated Benefit Amount - The Accelerated Benefit may not exceed the lesser of:

a.  $250,000 minus the sum of all benefits previously paid under this Rider; or

b. 75% of the Policy Death Benefit at the time benefits were first paid under this Rider, less any Loan Balance.

EFFECT OF RIDER BENEFITS ON POLICY VALUES AND BENEFITS - On the date the Accelerated Benefit is advanced, a percentage reduction equal to the amount of the Accelerated Benefit advanced divided by the total Death Benefit just before the advance, will be made in the following Policy values and benefits:

1. the Death Benefit, Initial Base Face Amount, each Base Face Amount Increase, and the Adjustable Term Insurance Rider Amount, if any;

2.  the Policy Value and Cash Surrender Value; and

3.  the Loan Balance.

Any decreases in Face Amounts will first reduce the amount of any Adjustable Term Insurance Rider until it is equal to zero. Then, any previous Base Face Amount increases still in effect will be reduced in the reverse order in which they were made. If any portion of the decrease is left after all other amounts have been reduced, it will be used to reduce the Initial Base Face Amount.

The Cash Surrender Value will be increased by the amount of the Loan Balance reduction before the Cash Surrender Value adjustment is made. The Accelerated Benefit payable will be reduced by the Loan Balance reduction.

At the time of payment of an Accelerated Benefit, we will send you a statement indicating the amount of benefits paid, the effect of the payment on each of the values and benefits listed above, and the amount of benefit which remains available for acceleration. We will also furnish new Policy Data pages that reflect the reduced benefits. Future Premiums and Monthly Deductions will be based on these reduced benefits. Any portion of the Death Benefit remaining after an Accelerated Benefit is paid will be paid upon death of the Insured.

DEFINITIONS -

Rider Administrative Expense Charge - We will charge an administrative expense charge at the time an Accelerated Benefit is paid. The amount of the Rider Administrative Expense Charge will be based on our current practice in effect on the date the Accelerated Benefit is paid, but will not exceed $150.

Physician - Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include: (a) the Insured; (b) the Owner; (c) any person who lives with the Insured or the Owner; or (d) a member of the Insured's or Owner's immediate family.

Terminal Illness - Terminal illness means an imminent death expected as a result of a non-correctable medical condition that is diagnosed by a Physician:

a. on or after the Effective Date of this Rider and while this Rider is in force; and

b. with reasonable medical certainty that the death of the Insured will occur within 12 months from the date of the Physician's statement.

PROOF OF LOSS - Written Proof of the Insured's Terminal Illness must be received by us within 91 days after the date of diagnosis. This proof must include a properly completed Claim Form and a written Physician's statement signed by the Physician, in a form acceptable to us. We may request additional medical information from the Physician submitting the statement.

We reserve the right to have a Physician of our choosing examine the Insured, at our expense, prior to advancing the Accelerated Benefit. If that Physician provides a different Physician's statement, we reserve the right to rely on that Physician's statement for claim purposes.

PAYMENT OF CLAIMS - All benefits described in this Rider will be available as soon as we receive satisfactory Proof of Loss. All Rider benefits will be paid to the Owner. If the Insured's death occurs prior to our receipt of satisfactory Proof of Loss, the Accelerated Benefit will not be paid.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earlier of:

1.  the date that the Policy is surrendered, terminated, exchanged, or matures;
    or

2. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.

                    UNITED INVESTORS LIFE INSURANCE COMPANY

                        ACCIDENTAL DEATH BENEFIT RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - We agree to pay, subject to the terms and conditions of this Rider, the Accidental Death Benefit shown in the Policy Data upon receipt of due proof that the death of the Insured:

1. resulted, directly and independently of all other causes, from accidental bodily injuries sustained after the effective date of this Rider;

2.  occurred within 90 days after such injury; and

3. occurred while this Rider was in force and before the Policy Anniversary nearest the Insured's 70th birthday.

RISKS NOT COVERED - This provision does not apply to deaths resulting directly or indirectly from:

1.  suicide or any self-inflicted injury;

2.  bodily or mental infirmity or disease of any kind;

3.  committing or attempting to commit an assault or felony;

4. war, declared or undeclared, or insurrection, or any event incident to either;

5.  military or naval service in time of war; or

6.  operating, riding in, or descending from any kind of aircraft if the
    Insured:

    .  is a pilot, officer, or member of the crew;

    . is being flown for the purpose of descent from such aircraft while in flight; or

    .  is giving or receiving any kind of training or instruction.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider is shown in the Policy Data.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earliest of:

1.  the Policy Anniversary nearest the Insured's 70th birthday;

2.  the date that the Policy is surrendered, terminated, exchanged, or matures;
    or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.



                    UNITED INVESTORS LIFE INSURANCE COMPANY

                    ADDITIONAL INSURED TERM INSURANCE RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy, unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - The amount of insurance provided by this Rider for each Additional Insured is shown in the Policy Data. We will pay the insurance provided by this Rider upon receipt of due proof that the death of an Additional Insured occurred while this Rider was in force.

ATTAINED AGE - Attained Age means the age of an Additional Insured on the birthday nearest the Policy Date, increased by the number of Policy Years elapsed since the Policy Date.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider will be calculated as (a) multiplied by (b) where:

a.  is the Cost of Insurance Rate for each Additional Insured divided by 1,000;
    and

b. is the amount of insurance shown for each Additional Insured in the Policy Data.

COST OF INSURANCE RATE - The Cost of Insurance Rate for each Additional Insured is based on the Attained Age, Sex, and Risk Class of that Additional Insured, the amount of insurance for that Additional Insured, and the duration since issue of the Policy. The Risk Class for each Additional Insured on the effective date of this Rider will apply for the amount of insurance provided by this Rider at issue for that Additional Insured. For any subsequent increase in an Additional Insured's amount of insurance, the Cost of Insurance Rate will be based on the Risk Class applicable to that increase.

Our current scale of Cost of Insurance Rates is subject to change based on our expectations as to future mortality, expenses, lapses, and taxes. Any change will be on a uniform basis for insureds of the same Age, Sex, and Risk Class. No change will occur as a result of change in the health, occupation, or avocations of the Insured. The rates will not exceed the Maximum Cost of Insurance Rates shown in the Policy Data, which are the 1980 Commissioners Standard Ordinary Mortality Table, Male or Female, Smoker or Non-Smoker. The guaranteed rates for substandard Risk Classes are based on multiples of or additions to the tables.

DECREASE IN AMOUNT OF INSURANCE - You may decrease an Additional Insured's amount of insurance by Written Request. The amount of insurance may not be decreased to less than $50,000. The decrease will take effect on the Monthly Processing Date on or following our receipt of your Written Request.

INCREASE IN AMOUNT OF INSURANCE - You may increase an Additional Insured's amount of insurance. The amount of insurance on each Additional Insured cannot be increased after that Additional Insured reaches age 75. Each increase must be at least $10,000.

To increase the amount of insurance you must:

1.  submit an application for the increase; and

2. submit proof satisfactory to us that the Additional Insured is an insurable risk.

The increase will take effect on the Monthly Processing Date on or following the day we approve your application for the increase. The Risk Class that applies for any increase may be different than the Risk Class that applies for the initial amount of insurance. We will furnish a supplement to the Policy Data that shows the Risk Class and the amount of the increase.

BENEFICIARY - The Beneficiary for insurance under this Rider is as stated in the application for this Rider, unless changed later by the Owner.

ERRORS IN AGE OR SEX - If an Additional Insured's age or sex is misstated, the benefits under this Rider for that Additional Insured will be the amount which would have been provided by the last Cost of Insurance charge at the correct age and sex.

SUICIDE EXCLUSION - If an Additional Insured commits suicide, while sane or insane, within two years from the effective date of this Rider, our liability will be limited to the total Cost of Insurance charges deducted for that Additional Insured. If an Additional Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in that Additional Insured's amount of insurance, our liability with respect to that increase will be limited to the total Cost of Insurance charges deducted for that increase.

INCONTESTABILITY - An Additional Insured's coverage provided under this Rider will be incontestable after it has been in force during the lifetime of such Additional Insured for two years from its effective date. Any increase in the amount of insurance for an Additional Insured will be incontestable after the increase has been in force during the lifetime of such Additional Insured for two years from the effective date of the increase.

CONVERSION - You may convert the term insurance provided by this Rider on each Additional Insured to a new Policy without evidence of insurability, provided that:

1.  this Rider is in force;

2. the Policy Anniversary nearest the Additional Insured's 75th birthday has not passed; and

3.  we receive a written application for the conversion.

The new Policy will be issued:

1.  on a level premium whole life plan;

2. for an amount of insurance equal to or less than the amount of insurance on the Additional Insured provided by this Rider on the date of conversion;

3. at a Premium according to our rates then in use at the Attained Age of the Additional Insured; and

4. in the same Risk Class as the coverage on the Additional Insured, or if there has been an increase in coverage, in the same Risk Class as the most recent increase. Riders may be included in the new Policy only with our consent.

TERMINATION - This Rider will terminate on the earliest of:

1. the Monthly Processing Date on which there is no longer any Additional Insured covered under this Rider;

2.  the date that the Policy is surrendered, terminated, exchanged, or matures;

3.  31 days after the death of the person Insured under the Policy; or

4. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.

TERMINATION OF AN ADDITIONAL INSURED'S COVERAGE - The term insurance provided by this Rider on each Additional Insured will terminate on the earliest of:

1.  the Policy Anniversary nearest the Additional Insured's 100th birthday;

2.  the date that the Additional Insured's coverage is converted; or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate the Additional Insured's coverage.



                    UNITED INVESTORS LIFE INSURANCE COMPANY

                        ADJUSTABLE TERM INSURANCE RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - This Rider provides additional term insurance coverage on the life of the person Insured under the Policy. We will pay the insurance provided by this Rider upon receipt of due proof that the death of the Insured occurred while this Rider was in force.

AMOUNT OF INSURANCE - The initial Adjustable Term Insurance Rider Amount is shown in the Policy Data. The sum of the Base Face Amount and the face amount of this Rider is the Target Face Amount, which is also shown in the Policy Data. The amount of insurance provided by this Rider depends on the Death Benefit Option in effect at each Monthly Processing Date or the date of the Insured's death.

Option A - The amount of insurance provided by this Rider will be determined so that (a) is equal to (b) where:
  a. is the Base Death Benefit plus the amount of insurance provided by this Rider; and
  b.  is the Target Face Amount.

Option B - The amount of insurance provided by this Rider will be determined so that (a) is equal to (b) where:
  a. is the Base Death Benefit plus the amount of insurance provided by this Rider; and
  b.  is the Target Face Amount plus the Policy Value.

The Rider amount will decrease when the Base Death Benefit begins increasing due to the Internal Revenue Code requirement to maintain a certain multiple of the Policy Value, as described in the Death Benefit provision of the Policy. The amount of insurance provided by this Rider will increase again if the Base Death Benefit decreases at a later date.

If the Base Death Benefit becomes greater than or equal to the Target Face Amount, the Rider amount will reduce to zero. If the Rider amount is equal to zero, the Rider does not terminate, but remains in force in the event that the Base Death Benefit declines below the Target Face Amount again at a later date.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider will be calculated as (a) multiplied by (b) where:

a.  is the Cost of Insurance Rate divided by 1,000; and

b. is the amount of insurance determined on the Monthly Processing Date as described above.

The Cost of Insurance Rate for the Insured is determined as described in the Cost of Insurance Rate provision of the Policy.

CHANGE IN AMOUNT OF INSURANCE - You may increase or decrease the amount of this Rider on any Monthly Processing Date after the first Policy Year as described in the Change in Face Amount provision of the Policy.

ERRORS IN AGE OR SEX - If the Insured's age or sex is misstated on the application for this Rider, the benefits under this Rider will be the amount which would have been provided by the last Cost of Insurance charge at the correct age and sex.

SUICIDE EXCLUSION - If the Insured dies by suicide, while sane or insane, within two years from the effective date of this Rider, our liability will be limited to the total Cost of Insurance charges deducted for this Rider. If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the amount of this Rider, our liability with respect to that increase will be limited to the total Cost of Insurance charges deducted for that increase.

INCONTESTABILITY - The coverage provided under this Rider will be incontestable after it has been in force during the lifetime of the Insured for two years from its effective date. Any increase in the amount of this Rider will be incontestable after the increase has been in force during the lifetime of the Insured for two years from the effective date of the increase.

TERMINATION - This Rider will terminate on the earliest of:

1.  the Policy Anniversary nearest the Insured's 100th birthday;

2.  the date that the Policy is surrendered, terminated, exchanged, or matures;
    or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.



                    UNITED INVESTORS LIFE INSURANCE COMPANY

                        CHANGE OF PERSON INSURED RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - This Rider permits the replacement of the person Insured under the Policy with a different person. The Policy will be continued on the life of the new Insured subject to the conditions described in this Rider. Before the change occurs, you must:

1. submit an application for the change signed by you and the proposed new Insured;

2.  provide evidence of the new Insured's insurability satisfactory to us;

3.  provide evidence of an insurable interest in the new Insured; and

4.  return the Policy to us for the appropriate changes.

If the Policy is subject to any assignment, you must also provide evidence of the release of the assignment, or written approval of the change by the assignee, plus any other documentation we may need. The approval of the new Insured will be subject to all of our normal underwriting rules and guidelines, including any age limits on the sale of new Policies.

EFFECTIVE DATE OF CHANGE - The Date of Change will be the Monthly Processing Date on or following the date we approve the change. Coverage on the prior Insured will end on the day before the Date of Change. Coverage on the new Insured will begin on the Date of Change.

TAXATION - Under current federal tax law, the exercise of this benefit is taxed as if the Policy were surrendered in full for cash. You may realize taxable income in such event.

EFFECT ON POLICY BENEFITS AND PROVISIONS -

Policy Date - The Policy Date will not change unless the new Insured was born after the Policy's current Policy Date. In that event, the new Policy Date will be the first Policy Anniversary after the birthdate of the new Insured.

Base Face Amount - The Base Face Amount of the Policy will remain the same unless increased or decreased as provided in the Change in Face Amount provision of the Policy. The Base Face Amount may have to be increased in order for the Policy to continue to qualify as life insurance for federal income tax purposes after the Date of Change.

Monthly Cost of Insurance Charges - Beginning with the Date of Change, the Monthly Cost of Insurance Charge for the Policy will be determined using a Cost of Insurance Rate based on the new Insured's Age, Sex and Risk Class. The Guaranteed Maximum Cost of Insurance Rates will also be based on the new Insured's Age, Sex and Risk Class. All other factors used in determining the Cost of Insurance Rate will remain the same as before the Date of Change, such as the duration since issue of the Policy. No cost of insurance deduction is made for this Rider before or after the Date of Change.

Policy Values and Policy Loans - The Policy Value and the Loan Balance as of the Date of Change will remain the same as before the change. Changes in the Policy Value beginning with the Date of Change will be based on the deductions for the new Insured.

Owner, Beneficiary, and Assignments - The Owner and Beneficiary of the Policy will remain the same unless changed as provided in the Policy. The Policy will remain subject to any existing assignments unless they are released prior to the change as described above.

Riders - Any Riders attached to the Policy will terminate with the coverage for the prior Insured on the day before the Date of Change. Any Riders added on or after the Date of Change will be subject to our underwriting rules and guidelines as applied to the new Insured. The cost of insurance for any Rider benefit will be based on the person insured under the Rider benefit after the Date of Change.

Incontestability - The Policy will be incontestable after it has been in force during the lifetime of the new Insured for two years from the Date of Change, with respect to any representations made in the application for the change of Insured.

Suicide Exclusion - The period of years of the Suicide Exclusion provision stated in the Policy will apply to the Policy from the Date of Change. On and after the Date of Change, the words "Policy Date" in the first paragraph of the Suicide Exclusion Provision of the Policy should be replaced with the words "Date of Change."

TERMINATION - This Rider will terminate on the earliest of:

1.  the date the Policy is surrendered, terminated, exchanged, or matures; or

2. the date that the benefit provided by this Rider to change to a different Insured is exercised; or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.



                    UNITED INVESTORS LIFE INSURANCE COMPANY

                        CHILDREN'S TERM INSURANCE RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy, unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - We agree to pay the insurance provided by this Rider upon receipt of due proof that the death of an Insured Child occurred while this Rider was in force. The amount of insurance provided by this Rider is shown in the Policy Data.

DEFINITION OF INSURED CHILDREN - An Insured Child, referred to in this Rider as "Child," is a person who:

1. has attained age 14 days; and

2. is a natural child, adopted child or step child of the Insured; or

3. was acquired by the Insured after the date of the application; and

4. had not attained age 22 on the date of the application for this benefit.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider is shown in the Policy Data.

EXPIRY OF INSURANCE ON EACH CHILD - The expiry date of the insurance on the life of each Child is the earliest of:

1. the Policy Anniversary nearest the 25th birthday of such Child;

2. the Policy Anniversary nearest the Insured's 65th birthday; or

3. 90 days after the death of the person Insured under the Policy.

OPTION FOR CONVERSION UPON EXPIRY - When the insurance on the life of each Child expires, it may be converted without evidence of insurability to a new Policy. The Owner must make a proper written application for conversion. The first Premium for the new Policy must be paid within 31 days of the expiry date of the insurance being converted. The new Policy will be issued:

1. on any level premium whole life plan we are issuing at that time;

2. for an amount of insurance not greater than 5 times the amount of insurance provided by this Rider;

3. at a Premium according to our rates then in use for the Child's age at that time;

4. with additional benefits included only with our consent.

If a Child eligible for a new Policy dies within the period permitted for conversion, but before the date of issue of the new Policy, the amount of insurance in effect under this Rider will be paid as if death occurred while insurance under this Rider on the life of such Child was in force.

DEATH OF THE INSURED - If the death of the Insured occurs prior to the Policy Anniversary nearest the Insured's 65th birthday, the insurance on the life of each Child may be converted without evidence of insurability to a new Policy. The Owner must make a proper written application for conversion and pay the first Premium within 90 days following the date of the Insured's death.

BENEFICIARY - The Beneficiary for insurance on each Child insured under this Rider is the Owner, if living, otherwise the estate of such Child. You may change the Beneficiary at any time.

OWNERSHIP - During the lifetime of the Insured, you will be the Owner of the insurance provided by this Rider. After the death of the Insured, you will be the Owner, if living; otherwise each Insured Child will be the Owner of insurance on such Child's life.

SUICIDE EXCLUSION - If the Insured commits suicide, while sane or insane, within 2 years from the effective date of this Rider, our liability will be limited to the total Cost of Insurance charges deducted for this Rider while the Rider was in force.

ERRORS IN AGE - If the age of the Insured has been misstated, the expiry date of this Rider or the dates of expiry of insurance provided by this Rider will be those dates according to the correct age.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary nearest the Insured's 65th birthday;

2. the date that the Policy is surrendered, terminated, exchanged, or matures;
   or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.

It is the Owner's responsibility to notify us that their youngest Child has reached age 25 and to request termination of this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

                         DEATH BENEFIT GUARANTEE RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy. This Rider has no loan or Cash Surrender Value.

BENEFIT - This Rider provides that the Base Face Amount of the Policy will remain in effect during the Death Benefit Guarantee Period shown in the Policy Data, even if the Net Cash Surrender Value is insufficient to pay Monthly Deductions, as long as this Rider remains in force. During the first three Policy Years, this Rider will remain in force as long as the Policy remains in force as described in the No-Lapse Guarantee and Grace Period provisions of the Policy. After the first three Policy Years, this Rider will remain in force at each Monthly Processing Date only if (a) is greater than or equal to (b) where:

a. is the total Premiums paid, less Gross Withdrawals and any Loan Balance; and

b. is the cumulative amount of Death Benefit Guarantee Required Premiums for the number of Policy Months the Policy has been in force.

The Death Benefit Guarantee Required Premium is shown in the Policy Data for the Death Benefit Guarantee Period you selected when you applied for the Policy. If the Death Benefit Guarantee Required Premium changes after the Policy Date due to changes in benefits, the total Premium amount required to keep this Rider in force will be based on the various Death Benefit Guarantee Required Premiums in effect and the number of months for which each applied.

The Death Benefit Guarantee does not apply to any benefits provided by other Riders, and those Riders may lapse even though the Base Face Amount remains in force. If this Rider terminates due to insufficient Premium payments, it may not be restored or reinstated by the payment of Additional Premiums.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Death Benefit Guarantee Charge for the Rider shown in the Policy Data. The Death Benefit Guarantee Charge will never exceed the Maximum Death Benefit Guarantee Charge shown in the Policy Data.

TERMINATION - This Rider will terminate on the earliest of:

1. the end of the Death Benefit Guarantee Period shown in the Policy Data;  or

2. the end of a Grace Period of 61 days following the Monthly Processing Date on which the total Premiums paid fail to meet the Premium requirements described above; or

3. the date that the Policy is surrendered, terminated, exchanged, or matures;
   or

4. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

                  DISABILITY WAIVER OF MONTHLY DEDUCTION RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - This Rider provides for the waiver of the Monthly Deduction described in Section 8 of the Policy. The Monthly Deduction will be waived while the Insured is Totally Disabled provided that:

1. we receive due proof of the Total Disability of the Insured, as that term is defined in this Rider;

2. the Total Disability has existed continuously for at least six months;

3. this Rider and the Policy are in force at the time Total Disability begins;
   and

4. the Policy Anniversary nearest the Insured's 60th birthday has not passed at the time Total Disability begins.

However, we will not waive Monthly Deductions for a period of more than one year prior to receiving written notice of the claim at our Administrative Office, unless notice could not reasonably have been given sooner. If this Rider was not requested at the time of a Face Amount Increase, or if the Insured did not qualify for this Rider at the time of the Face Amount Increase, Monthly Deductions attributable to that increase will not be waived.

If the Total Disability of the Insured begins during the Grace Period, a Premium sufficient to cover the Monthly Deductions, as described in the Grace Period Provision in Section 7 of the Policy, must be paid to us before any Monthly Deductions will be waived.

DEFINITION OF TOTAL DISABILITY - Total Disability means that the Insured, as a result of bodily injury or disease, is unable to work at any occupation for which the Insured is qualified by education, training or experience, with due regard to his vocation and earnings prior to disability. Total Disability also means the complete and irrevocable loss of sight in both eyes, loss of the use of both hands or both feet, or one hand and one foot.

RISKS NOT COVERED - No Premium will be waived if disability results from:

1. an intentionally self-inflicted injury; or

2. an act attributable to war, whether declared or undeclared, while the Insured is in the military service of any country.

PROOF - Before any Monthly Deduction is waived, we must receive Written Proof of Total Disability at our Administrative Office. Proof of continuance of disability, including medical examination by physicians we designate, must be furnished at reasonable intervals upon request. After 2 years of Total Disability, proof will not be required more often than once a year. If the required proof is not given or if the Insured recovers, no further Monthly Deductions will be waived.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider will be calculated as (a) multiplied by (b) where:

a. is the Cost of Insurance Rate for this Rider; and

b. is the Monthly Deduction for the Policy and all Riders other than this Rider.

COST OF INSURANCE RATE - The Cost of Insurance Rates for this Rider are shown in the Policy Data. The Cost of Insurance Rates for each Policy Year will be based on the Insured's Age at the beginning of the Policy Year.

EFFECT ON POLICY PROVISIONS - If Monthly Deductions are being waived as provided in this Rider, we will not allow changes in the Policy Face Amount or in the Death Benefit Option.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary nearest the Insured's 60th birthday, provided that such termination will not affect any benefit which became payable because of Total Disability which began prior to that Policy Anniversary;

2. the date the Policy is surrendered, terminated, exchanged, or matures; or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

                  DISABILITY WAIVER OF SPECIFIED PREMIUM RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - This Rider provides for the monthly addition of a Specified Premium Amount to the Policy Value while the Insured is Totally Disabled. You select the Specified Premium Amount at the time this Rider is added to the Policy, and may not increase the amount without providing evidence of insurability satisfactory to us. The Specified Premium will be credited to the Policy Value each month while the Insured is Totally Disabled provided that:

1. we receive due proof of the Total Disability of the Insured, as that term is defined in this Rider;

2. the Total Disability has existed continuously for at least six months;

3. this Rider and the Policy are in force at the time Total Disability begins;
   and

4. the Policy Anniversary nearest the Insured's 60th birthday has not passed at the time Total Disability begins.

However, we will not credit the Specified Premium for more than 12 months prior to receiving Written Notice of the claim at our Administrative Office, unless notice could not reasonably have been given sooner.

If the Total Disability of the Insured begins during the Grace Period, a Premium sufficient to cover the Monthly Deductions, as described in the Grace Period Provision in Section 7 of the Policy, must be paid to us before any Specified Premium Amounts will be credited.

DEFINITION OF TOTAL DISABILITY - Total Disability means that the Insured, as a result of bodily injury or disease, is unable to work at any occupation for which the Insured is qualified by education, training or experience, with due regard to his vocation and earnings prior to disability. Total Disability also means the complete and irrevocable loss of sight in both eyes, loss of the use of both hands or both feet, or one hand and one foot.

RISKS NOT COVERED - No Premium will be waived if disability results from:

1. an intentionally self-inflicted injury; or

2. an act attributable to war, whether declared or undeclared, while the Insured is in the military service of any country.

PROOF - Before any Specified Premium is credited, we must receive Written Proof of Total Disability at our Administrative Office. Proof of continuance of disability, including medical examination by physicians we designate, must be furnished at reasonable intervals upon request. After 2 years of Total Disability, proof will not be required more often than once a year. If the required proof is not given or if the Insured recovers, no further Specified Premiums will be credited.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider will be calculated as (a) multiplied by (b) where:

a. is the Cost of Insurance Rate for this Rider; and

b. is the Specified Premium Amount.

COST OF INSURANCE RATE - The Cost of Insurance Rates for this Rider are shown in the Policy Data. The Cost of Insurance Rates for each Policy Year will be based on the Insured's Age at the beginning of the Policy Year.

EFFECT ON POLICY PROVISIONS - If Specified Premiums are being waived as provided in this Rider, we will not allow changes to the Specified Premium Amount, or any changes to the Face Amount which would cause the Policy to lose qualification as life insurance under the Internal Revenue Code.

INCONTESTABILITY - This Rider will be incontestable, after it has been in force during the lifetime of the Insured for two years from its effective date.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary nearest the Insured's 60th birthday, provided that such termination will not affect any benefit which became payable because of Total Disability which began prior to that Policy Anniversary;

2. the date the Policy is surrendered, terminated, exchanged, or matures; or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

                 OPTION TO PURCHASE ADDITIONAL INSURANCE RIDER
________________________________________________________________________________

This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy unless otherwise shown in the Policy Data. This Rider has no loan or Cash Surrender Value.

BENEFIT - Subject to the conditions of this Rider, you may increase the Base Face Amount of the Policy at specified Option Dates. The increase will be made as described in the Face Amount Increase provision of the Policy, but without requiring evidence of insurability. An increase in Base Face Amount equal to the amount of this Rider shown in the Policy Data will become effective on the Option Date if:

1. you make a Written Request for the increase during the 90 day period prior to the Option Date;

2. the Policy and this Rider are in force and not in the Grace Period on the Option Date; and

3. the Insured is alive on the Option Date.

The Risk Class that applies to the increase will be the same Risk Class as the original Base Face Amount. Disability Waiver of Monthly Deductions will be available for the increase if, on the Option Date, the Policy has a Disability Waiver of Monthly Deductions Rider attached and in force, and the Insured is not totally disabled as defined in the Rider.

OPTION DATES - Regular Option Dates are the Policy Anniversaries nearest the Insured's 22/nd/, 25/th/, 28/th/, 31/st/, 34/th/, 37/th/, and 40/th/
birthdays. Your right to increase the Base Face Amount on any Option Date will expire if it is not exercised before that date. You may exercise the option to increase the Base Face Amount on certain additional Option Dates in the following circumstances:

1. on the Policy Anniversary nearest the Insured's 43/rd/ birthday if at least 50 percent of the options available to that date have been exercised;

2. on the Policy Anniversary nearest the Insured's 46/th/ birthday if the option was exercised at age 43;

3. on the Policy Anniversary nearest the Insured's 49/th/ birthday if the option was exercised at age 46; and

4. during the 90 day period following the marriage of the Insured, the live birth of a child born to the Insured, or the legal adoption of a child by the Insured, provided that the qualifying event occurs prior to the Policy Anniversary nearest the Insured's 45/th/ birthday.

An increase you request following marriage, birth or adoption will become effective on the first Monthly Processing Date on or after you make the Written Request. In the event of an adoption, a final decree of the court granting the adoption must be submitted as evidence when you make the request.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider is shown in the Policy Data, and will be payable until the Policy Anniversary nearest the Insured's 40/th/ birthday. It is based on the amount of this Rider shown in the Policy Data, which you selected when you applied for this Rider.

Monthly Cost of Insurance Charges after the exercise of an option will reflect the additional cost of the increase in the Base Face Amount.

TERMINATION - This Rider will terminate on the earliest of:

1. the last eligible Option Date; or

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2. the date that the Policy is surrendered, terminated, exchanged, or matures;
   or

3. the Monthly Processing Date coinciding with or next following the date we receive your Written Request to terminate this Rider.


                    UNITED INVESTORS LIFE INSURANCE COMPANY